Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Youxin Technology Ltd on Amendment No.2 to Form F-1 (File No. 333-274404) of our report dated June 2, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Youxin Technology Ltd as of September 30, 2022 and 2021 and for the each of years in the two-year period ended September 30, 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs llp

Marcum Asia CPAs llp

New York, NY

December 8, 2023

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com